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                                                                    EXHIBIT 99.1

                           [ONEIDA NEWS RELEASE LOGO]


INVESTOR RELATIONS CONTACTS:          PRESS CONTACTS:
Gregg Denny, Chief Financial Officer  David Gymburch, Corporate Public Relations
Oneida Ltd.  (315) 361-3138           Oneida Ltd. (315) 361-3271


FOR IMMEDIATE RELEASE
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ONEIDA LTD. AND LENDERS CONSUMMATE ANTICIPATED FINANCIAL RESTRUCTURING

ONEIDA, NY - August 9, 2004 - Oneida Ltd. (OTC:ONEI) today announced that it has consummated an agreement with its principal lenders on a comprehensive restructuring of existing indebtedness of $233.2 million that includes a conversion of $30 million of the debt into approximately 29.8 million shares of common stock. The agreement also provides for a new $30 million revolving credit facility. Consummation of the transaction completes Oneida's agreement in principle with its lenders that previously was announced on June 25, 2004.

"This is a very positive long-term development for our company," Oneida Chairman and Chief Executive Officer Peter J. Kallet said. "The financial restructuring provides Oneida with substantially improved financial flexibility and liquidity."

"Now that Oneida's financial restructuring has been completed, the company can focus all of its efforts on strategically building its business for the future." Mr. Kallet added. "Completion of the restructuring strengthens the company's operations as it continues to improve its core business. We are very encouraged about the company's overall prospects."

Oneida Ltd. is a leading source of flatware, dinnerware, crystal, glassware and metal serveware for both the consumer and foodservice industries worldwide.


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Forward Looking Information
With the exception of historical data, the information contained in this Press Release, as well as those other documents incorporated by reference herein, may constitute forward-looking statements, within the meaning of the Federal securities laws, including but not limited to the Private Securities Litigation Reform Act of 1995. As such, the Company cautions readers that changes in certain factors could affect the Company's future results and could cause the Company's future consolidated results to differ materially from those expressed or implied herein. Such factors include, but are not limited to: changes in national or international political conditions; civil unrest, war or terrorist attacks; general economic conditions in the Company's own markets and related markets; difficulties or delays in the development, production and marketing of new products; the impact of competitive products and pricing; certain assumptions related to consumer purchasing patterns; significant increases in interest rates or the level of the Company's indebtedness; inability of the Company to maintain sufficient levels of liquidity; failure of the Company to obtain needed waivers and/or amendments relative to its financing agreements; foreign currency fluctuations; major slowdowns in the retail, travel or entertainment industries; the loss of several of the Company's key executives, major customers or suppliers; underutilization of or negative variances at some or all of the Company's plants and factories; the Company's failure to achieve the savings and profit goals of any planned restructuring or reorganization programs; international health epidemics such as the SARS outbreak; the impact of changes in accounting standards; potential legal proceedings; changes in pension and medical benefit costs; and the amount and rate of growth of the Company's selling, general and administrative expenses.